Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Phoenix Education Partners, Inc., and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13G, and for the completeness and accuracy of the information concerning him, her, or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

TVG-I-E-AEG Holdings, LP

By: Vistria-AEG GP, LLC, its General Partner

Date: January 13, 2026	By:	/s/ Adnan A. Nisar
	Name:	Adnan A. Nisar
	Title:	Sole Manager

Vistria-AEG GP, LLC

Date: January 13, 2026	By:	/s/ Adnan A. Nisar
	Name:	Adnan A. Nisar
	Title:	Sole Manager

Date: January 13, 2026	/s/ Adnan A. Nisar
Adnan A. Nisar